Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Isolagen, Inc
Exton, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 16, 2007, except for Note 4 which is as of May 31, 2007, relating to the consolidated financial statements appearing in the Form 8-K filed on June 5, 2007.

We also hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 16, 2007 relating to the effectiveness of Isolagen, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed March 16, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
Houston, Texas
July 9, 2007